Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Chewy, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.01 per share(the “Shares”)	457(a)	91,410,000 (2)	$24.53(3)	$2,242,287,300	$0.00014760	$330,961.61
	Total Offering Amounts				$2,242,287,300		$330,961.61
	Total Fee Offsets						N/A
	Net Fee Due						$330,961.61
(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement s an indeterminate number of additional Shares that may be issued under the Chewy, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)    Represents Shares issuable pursuant to the 2024 Plan, which Shares consist of Shares reserved and available for delivery with respect to awards under the 2024 Plan and Shares that may again become available for delivery with respect to awards under the 2024 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2024 Plan.
(3)    Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price share and maximum aggregate offering price are based upon the average of the high ($25.22) and low ($23.84) prices of the Shares, as reported on the on the New York Stock Exchange on July 9, 2024.